Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
N E W S R E L E A S E
September 21, 2006	For additional information: Terry Peterson Chief Financial Officer, VP, Controller and Chief Accounting Officer (651) 787-1068

DELUXE NAMES RICHARD S. GREENE

NEW CHIEF FINANCIAL OFFICER

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) announced today that it has hired Richard S. Greene, 41, to become its chief financial officer, succeeding Terry Peterson, who has been serving as interim CFO since May 2006. Greene will assume his new position October 2, 2006. He joins Deluxe from Covalence Specialty Materials Corp., where he served as chief financial officer for this $2 billion former division of Tyco International (NYSE: TYC) and leading manufacturer of plastics, adhesives, and flexible packaging products.

“We are very pleased to have found a CFO with Rick’s diverse abilities and experiences,” said Lee Schram, chief executive officer. “We were committed to finding the person with the right skills to help us improve our financial performance and believe that Rick will be an outstanding addition to our leadership team as we seek to drive results, deliver on our aggressive operational cost reduction initiatives, and execute our strategies to transform and grow the business.”

Greene has a broad range of domestic and international experience in public company finance and operations, including seven years with AlliedSignal, four years with Honeywell International Inc (NYSE: HON), and three years with Tyco and then Covalence, where he was vice president of finance and chief financial officer for Tyco Plastics and then chief financial officer for Covalence Specialty Materials Corp. He also holds a Master of Business Administration degree in finance and strategic studies from the UCLA Anderson School of Management in Los Angeles, California.

Schram added, “We also appreciate Terry Peterson’s contributions in assuming the role of chief financial officer on an interim basis last May, in addition to his existing responsibilities as our chief accounting officer, and know that he will partner very well with Rick.”

About Deluxe

Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

# # #